SUBADVISORY AGREEMENT


THIS AGREEMENT is between Summit Investment Partners, Inc. (the
"Adviser") and World Asset Management, L.L.C. (the "Subadviser").

                      W I T N E S S E T H

WHEREAS, Summit Mutual Funds, Inc. (the "Company") is a corporation organized under the laws of the state of Maryland with one or more series of shares and is registered as an open-end management investment company under the Investment Company
Act of 1940, as amended (the "1940 ");

WHEREAS, Adviser and Subadviser each is an investment adviser registered under the Investment Advisers Act of 1940, as amended
(the "Advisers Act");

WHEREAS, the Board of Directors of the Company (the "Directors") has engaged Adviser to act as the investment manager for the Summit EAFE International Equity Index Fund and the Summit EAFE International Equity Index Portfolio (the "Fund" or "Funds"), two series of the Company, under the terms of an amendment to the investment advisory agreement with the Company dated as of November 10, 2000 (the "Advisory Agreement"); and

WHEREAS, Adviser has engaged Subadviser and the Directors have approved the engagement of Subadviser to provide investment advice and other investment services for the Funds as set forth below.

NOW, THEREFORE, Adviser and Subadviser agree as follows:

1. Investment Services. Subadviser will furnish Adviser with investment advisory services conforming to the investment objective, investment policies and restrictions of the Funds as set forth in the Prospectus ("Prospectus") and Statement of Additional Information ("SAI") included in the Registration Statement of the Company, as in effect from time to time (together, the "Registration Statement") and in accordance with the Articles of Incorporation and By-Laws of the Company. Adviser will promptly furnish Subadviser with any amendments to such documents. Such amendments will not be deemed effective with respect to Subadviser until Subadviser's receipt thereof.

     Subject to the supervision and control of Adviser, which is in turn subject to the supervision and control of the Directors, Subadviser in its discretion will determine which issuers and securities will be purchased, held, sold or exchanged by the Funds or otherwise represented in the Funds' investment portfolio from time to time and will place orders with and give instructions to brokers, dealers and others for all such transactions and cause such transactions to be executed. The Funds will be maintained by a custodian bank (the "Custodian") and Adviser will authorize the Custodian to honor orders and instructions by employees of Subadviser authorized by Subadviser to settle transactions in respect of the Funds. No assets may be withdrawn from the Funds other than for settlement of transactions on behalf of the Funds except upon the written authorization of appropriate officers of the Company who shall have been certified as such by proper authorities of the Company prior to the withdrawal.

     Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds except as specifically provided herein, as required by the 1940 Act or the Advisers Act or as may be necessary for Subadviser to supply to Adviser, the Funds or the Funds' shareholders the information required to be provided by Subadviser hereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser agrees that all records it maintains for the Funds are the property of the Company and further agrees to surrender promptly to the Company or Adviser any such records upon the Company's or Adviser's request. Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Company.

     In furnishing the services under this Agreement, Subadviser will comply with the requirements of: (i) the 1940 Act applicable to it, and the regulations promulgated thereunder;
(ii) Subchapter M of the Internal Revenue Code and the regulations promulgated thereunder; (iii) other applicable provisions of state or Federal law; (iv) the Articles of Incorporation and By-laws of the Company; (v) policies and determinations of the Company and the Adviser provided to the Subadviser in writing; (vi) the fundamental and non-fundamental investment policies and restrictions applicable to the Funds, as set out in the Registration Statement of the Company in effect; and (vi) the Registration Statement of the Company. Notwithstanding the foregoing, Subadviser shall have no responsibility to monitor compliance with limitations or restrictions for which information from the Adviser or its authorized agents is required to enable Subadviser to monitor compliance with such limitations or restrictions unless agreed upon between Adviser and Subadviser in writing.

   Nothing in this Agreement shall be implied to prevent Adviser from engaging other subadvisers to provide investment advice and other services to series or portfolios of the Company for which Subadviser does not provide such services, or to prevent Adviser from providing such services itself in relation to the Funds or such other series or portfolios.

     Subadviser shall not be responsible for the preparation or filing or any other reports required of the Funds by any governmental or regulatory agency, except as expressly agreed in writing.

2.   Delivery of Documents to Subadviser.  Adviser has furnished
Subadviser with copies of each of the following documents:

    (a) The Articles of Incorporation of the Company as in effect on the date hereof;

    (b) The By-laws of the Company in effect on the date hereof:

    (c) The resolutions of the Directors approving the engagement of Subadviser as investment manager of the Funds and approving the form of this Agreement;

    (d) The resolutions of the Directors selecting Adviser as investment manager to the Funds and approving the form of the Adviser's Advisory Agreement with the Funds;

    (e) Adviser's Advisory Agreement with the Funds;

    (f) The Code of Ethics of the Company and of Adviser as currently in effect; and

    (g) A list of companies the securities of which are not to be bought or sold for the Company.

    Adviser will furnish Subadviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items (a) though (f) above will be provided within 30 days of the time such materials became available to Adviser. Such amendments or supplements as to item
(g) above will be provided not later than the end of the business day next following the date such amendments or supplements become known to Adviser.

3.  Delivery of Documents to Adviser.  Subadviser has furnished
Adviser with copies of each of the following documents:

    (a) Subadviser's Form ADV as filed with the Securities and Exchange Commission;

    (b) Subadviser's most recent balance sheet;

    (c) Separate lists of persons who Subadviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets;

    (d) The Code of Ethics of Subadviser as currently in effect.

    Subadviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to Subadviser.

4. Investment Advisory Facilities. Subadviser, at its expense, will furnish all necessary investment facilities, including salaries of personnel, required for it to execute its duties hereunder.

5. Execution of Fund Transactions. In connection with the investment and reinvestment of the assets of the Funds, Subadviser is responsible for the selection of broker-dealers to execute purchase and sale transactions for the Funds in conformity with the policy with respect to brokerage as set forth in the Company's Registration Statement, or as the Directors may determine from time to time, as well as negotiation of brokerage commission rates with such executing broker-dealers.

     In selecting broker-dealers, Subadviser's primary consideration will be to seek to obtain best overall execution, and will also take into consideration additional factors such as price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Consistent with this, Subadviser may bunch orders for the Funds with orders for other clients. In addition, when several brokers appear to offer comparable results, Subadviser may select brokers that provide research or statistical material or other services to Subadviser. Such allocation shall be in such amounts and proportions as Subadviser shall determine and Subadviser will report on said allocations, if any, to Adviser regularly as reasonably requested by Adviser. Subadviser may also authorize the payment of brokerage commissions that are higher than commissions another broker might charge, if Subadviser determines in good faith that the commission paid was reasonable in relation to the brokerage and research services provided, viewed in terms of either that particular transaction or Subadviser's ongoing responsibilities with respect to the Funds.

6. Reports by Subadviser and Records of the Funds. Subadviser shall furnish Adviser with reports concerning transactions and performance of the Funds, including information required to be disclosed in the Company's Registration Statement, in such form and frequency as may be mutually agreed, to review the Funds and discuss the management of it. Subadviser shall permit the financial statements, books and records with respect to the Funds to be inspected and audited by the Company, Adviser or their agents at all reasonable times during normal business hours upon prior written notice to Subadviser. Subadviser shall immediately notify and forward to Adviser any legal process served upon it on behalf of Adviser or the Company. Subadviser shall promptly notify Adviser of any changes in any information of which Subadviser becomes aware that would be required to be disclosed in the Company's Registration Statement.

7. Compensation of Subadviser. The amount of the compensation to Subadviser is computed at the annual rate of 0.10% of each Fund's daily net assets; provided, however, that the Subadviser agrees to waive such advisory fee for the first six months from the effective date of this Agreement. The fee is payable monthly in arrears, based on the average daily net assets of each Fund for each month. During any period when the determination of the Fund's net asset value is suspended by the Directors of the Fund, the net asset value of a share of the Fund as of the last business day prior to such suspension shall, for the purpose of this paragraph, be deemed to be the net asset value at the close of each succeeding business day until it is again determined. However, no such fee shall be paid to the Subadviser with respect to any assets of the Fund that may be invested in any other investment company for which the Subadviser serves as investment adviser or Subadviser. The fee provided for hereunder shall be prorated in any month in which this Agreement is not in effect for the entire month. The Subadviser shall be entitled to receive fees hereunder only for such periods as the Adviser Investment Advisory Agreement remains in effect.

     In computing the fee to be paid to Subadviser, the net asset value of the Fund shall be valued as set forth in the then current Registration Statement of the Company.

     Adviser and Subadviser shall not be considered to be partners or participants in a joint venture. Subadviser will pay its own expenses for the services to be provided pursuant to this Agreement and will not be obligated to pay any expenses of Adviser, the Company or the Funds. Except as otherwise provided herein, Adviser, the Company and the Funds will not be obligated to pay any expenses of Subadviser.

8. Confidential Treatment. It is understood that any information or recommendation supplied by Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only in connection with the business of the Funds by Adviser, the Company, the Funds or such persons Adviser may designate. It is also understood that any information supplied to Subadviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Funds, is to be regarded as confidential and for use only by Subadviser in connection with its obligation to provide investment advice and other services to the Funds.

9. Representations and Warranties of the Parties. Each party to this Agreement hereby represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) it will use commercially reasonable efforts to maintain such registration during the term of this Agreement; (iii) it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated; and (iv) it is duly authorized to enter into this Agreement and to perform its obligations hereunder.

      Adviser further represents and warrants to Subadviser that
(i) the appointment of Subadviser by Adviser has been duly authorized and (ii) it has acted and will continue to act in connection with the transactions contemplated hereby, and the transactions contemplated hereby are, in conformity with the 1940 Act, the Company's Articles of Incorporation and By-Laws and other applicable law.

10. Liability. In the absence of willful misfeasance, bad faith, reckless disregard or negligence for its obligations hereunder, Subadviser shall not be liable to the Company, the Funds, the Funds' shareholders or Adviser for any act or omission resulting in any loss suffered by the Company, the Funds, the Funds' shareholders or Adviser in connection with any service to be provided herein, including, without limitation, any loss suffered as a result of Subadviser's reasonable reliance on information provided by the Funds' Custodian or fund accountant.

   Adviser agrees that Subadviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Funds on the basis of any information which might, in Subadviser's opinion, constitute a violation of any Federal or state laws, rules or regulations.

11. Other Activities of Subadviser. Adviser agrees that Subadviser and any of its officers, directors or employees, and persons affiliated with it or with any such officer, director or employee may render investment management or advisory services to other investors and institutions, and such investors and institutions may own, purchase or sell, securities or other interest in property the same as or similar to those which are selected for purchase, holding or sale for the Funds, and Subadviser shall be in all respects free to take action with respect to investments in securities or other interests in property the same as or similar to those selected for purchase, holding or sale for the Funds. Adviser further acknowledges that Subadviser shall in all respects be free to take action with respect to investments in securities or other interests in property that are the same as, similar to, or different from those selected for purchase, holding or sale for the Funds. Adviser understands that Subadviser shall not favor or disfavor any of Subadviser's clients or class of clients in the allocation of investment opportunities, so that to the extent practical, such opportunities will be allocated among Subadviser's clients over a period of time on a fair and equitable basis.

Nothing in this Agreement shall impose upon Subadviser any obligation (i) to purchase or sell, or recommend for purchase or sale, for the Funds any security which it, its officers, directors, affiliates or employees may purchase or sell for Subadviser or such officer's, director's, affiliate's or employee's own accounts or for the account of any other client of Subadviser, advisory or otherwise or (ii) to abstain from the purchase or sale of any security for Subadviser's other clients, advisory or otherwise, which Adviser has placed on the list provided pursuant to paragraph 2(g) of this Agreement.

12. Continuance and Termination. This Agreement shall remain in full force and effect for one year from the date hereof, and is renewable annually thereafter by specific approval of the Directors or by vote of a majority of the outstanding voting securities of the Funds. Any such renewal shall be approved by the vote of a majority of the Directors who are not interested persons under the 1940 Act, cast in person at a meeting called for the purpose of voting on such renewal. This Agreement may be terminated without penalty at any time by Adviser or Subadviser upon 60 days written notice, and will automatically terminate in the event of (i) its assignment by either party to this Agreement, as defined in the 1940 Act; or (ii) termination of Adviser's Advisory Agreement with the Fund, provided, however, that Subadviser has received prior written notice thereof.

13. Notification. Subadviser will notify Adviser within a reasonable time of any change in the personnel of Subadviser with responsibility for making investment decisions in relation to the Funds or who have been authorized to give instructions to a Custodian of the Funds.

      Any notice, instruction or other communication required or contemplated by this agreement shall be in writing. All such communications shall be addressed to the recipient at the address set forth below, provided that either party may, by notice, designate a different address for such party.


Adviser:      SUMMIT INVESTMENT PARTNERS, INC.
              Attention:  John F. Labmeier
                          Associate General Counsel
                          1876 Waycross Road
                          Cincinnati, OH  45240

Subadviser:   WORLD ASSET MANAGEMENT, L.L.C.
              Attention:  Mary Ann C. Shumaker
                          Associate General Counsel
                          225 East Brown Street
                          Birmingham, Michigan 48009

14. Indemnification. Subadviser agrees to indemnify and hold harmless Adviser, any affiliated person with the meaning of
Section 2(a)(3) of the 1940 Act ("affiliated person") of Adviser and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("Controlling Person") Adviser, against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Adviser's Act, under any other statute, at common law or otherwise, arising out of Subadviser's responsibilities as investment manager of the Funds (1) to the extent of and as a result of the willful misfeasance, bad faith or gross negligence by Subadviser, any of Subadviser's employees, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a Prospectus or SAI covering the Funds or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by Subadviser to Adviser, the Company, the Funds or any affiliated person of Adviser or the Company expressly for use in the Company's Registration Statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Company's Registration Statement or (3) to the extent of, and as a result of, the failure of Subadviser to execute, or cause to be executed, Fund transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is Subadviser's indemnity in favor of Adviser or any affiliated person or controlling person of Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

   Adviser agrees to indemnify and hold harmless Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of Subadviser and each person, if any who, within the meaning of Section 15 of the 1933 Act, controls Subadviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which Subadviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Adviser's Act, under any other statute, at common law or otherwise, arising out of Adviser's responsibilities as investment manager of the Funds (1) to the extent of and as a result of the willful misfeasance, bad faith, or gross negligence by Adviser, any of Adviser's employees or representatives or any affiliate of or any person acting on behalf of Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a Prospectus or SAI covering the Company or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such statement or omission was made other than in reliance upon written information furnished by Subadviser expressly for use in the Company's Registration Statement or other than upon verbal information confirmed by Subadviser in writing expressly for use in the Company's Registration Statement; provided, however, that in no case is Adviser's indemnity in favor of Subadviser or any affiliated person or controlling person of Subadviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

15. Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of Ohio, without regard to the conflict of laws provisions thereof.

16. Miscellaneous: This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in any number of counterparts, each counterpart constituting and original but all together one and the same instrument and agreement. In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall in any way be affected.

The effective date of this agreement is December 26, 2000.



FOR ADVISER:                   FOR SUBADVISER:

/s/ Gary R. Rodmaker           /s/ Todd B. Johnson

Gary R. Rodmaker              Todd B. Johnson

Date:  November 21, 2000      Date:  November 29, 2000